SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 17, 2008
Date of Report (Date of earliest event reported)

COLLECTIVE BRANDS, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-14770	43-1813160
(Commission File Number)	(IRS Employer Identification No.)

3231 Southeast Sixth Avenue
Topeka, Kansas 66607-2207
(Address of Principal Executive Office) (Zip Code)

(785) 233-5171
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

G	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

G	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

G	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

G	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 17, 2008  Collective Brands, Inc. (the “Company”) announced the retirement of Jay A. Lentz as Senior Vice President - Human Resources effective August 2, 2008 and the election of Betty J. Click as Senior Vice President– Human Resources effective August 3, 2008.

There are no arrangements or understanding between Ms. Click or any other person(s) pursuant to which she was selected as an officer, and the Company has not entered into, nor has any currently proposed plans to enter into, any transactions in which Ms. Click has or will have a direct or indirect material interest. In addition, there are no family relationships between Ms. Click and any other director or executive officer of the Company.

The Company and Ms. Click entered into an employment agreement effective August 3, 2008 (the “Employment Agreement”) providing that Ms. Click will be employed in the position of Senior Vice President-Human Resources of the Company.

Under the Employment Agreement, Ms. Click will receive an initial annual base salary of $330,000.  Ms. Click will be eligible to participate in the annual and long-term cash incentive bonus programs and arrangements established for the executives of the Company and the Company’s benefit plans and arrangements.  Ms. Click will also be eligible for future grants of restricted stock, stock-settled stock appreciation rights, and stock options and other equity based awards as may be made under the terms of the Collective Brands, Inc. 2006 Stock Incentive Plan.

The term of the Employment Agreement is initially scheduled to end on August 3, 2010. However, beginning on August 4, 2008, the Contract Term will be automatically extended each day by one day, until either party delivers to the other written notice of non-renewal.

If during the Employment Agreement term Ms. Click’s employment is terminated by the Company without “cause” (as defined in the Employment Agreement), she will be entitled to (i) a severance payment equal to two times her then-current base salary payable in a lump sum (provided that Ms. Click is not in violation with the non-compete, non-solicitation, confidentiality and work product provisions of the Employment Agreement), (ii) the amount of any annual award payable to her under Company’s Incentive Plan for senior executives of the company (the “Incentive Plans”) for the fiscal year in which her employment is terminated, prorated by the number of days she is actively employed in that fiscal year divided by the number of days in the fiscal year, and payable no later than 2 ½ months from the end of the Company’s fiscal year, (iii) the long-term portion of her cash incentive bonus that would be payable under the terms of the Incentive Plans, (iv) any equity-linked awards consistent with the terms of the applicable award agreements, (iv) a special payment which is the equivalent, before taxes, to the portion paid by the Company towards 18 months of COBRA, and (v) executive level outplacement services.

Ms. Click is subject to non-competition and non-solicitation covenants during the term of the Employment Agreement and for a period of two years following termination of employment.  Ms. Click has also agreed to not use or disclose any Company confidential information and to assign all rights to any work products created by her.

In conjunction with her Employment Agreement, Ms. Click has entered into a change of control agreement with the Company effective August 3, 2008 (the “Change of Control Agreement”).

The Change of Control Agreement provides that Ms. Click is entitled to benefits if she is terminated for other than cause, death, or disability or if she terminates for “Good Reason” (as defined in the agreement) (i) within three years of a “Change of Control” (as defined in the agreement) occurring; or (ii) within twelve months of a “Potential Change of Control” (as defined in the agreement). A termination by Ms. Click within 30 days after the first anniversary of a Change of Control will be deemed a termination for Good Reason. Under the agreement, a Change of Control would include any of the following events: (i) any “person,” as defined in the Exchange Act, acquires 20% or more of the Company’s common stock or voting securities; (ii) a majority of the Company’s Directors are replaced and not approved by the “Incumbent Board” (as defined in the agreement); (iii) consummation of certain mergers or a sale of all or substantially all of the Company’s assets; or (iv) stockholders approve a liquidation of the Company. Upon a covered termination of employment, the agreement provides a lump sum payment equal to the aggregate of (i) three times the sum of (x) base salary at termination or, if greater, base salary immediately prior to the change of control plus (y) highest bonus in previous three years or the bonus paid in the most recently completed fiscal year following a Change of Control and (ii) a cash payment for cancellation of stock options or stock appreciation rights.

The Change of Control Agreement provides that Ms. Click shall receive (i) three years of continued participation (or such longer period as is provided in such plan) in the Company’s welfare benefit plans plus any benefit she would receive with an additional five years of age and service under the Company’s post retirement programs; (ii) unreduced benefits under the Company’s Supplementary Retirement Plan if she is between 50 and 55 and is terminated within five years of a Change of Control other than for Cause (as defined in the agreement) or she terminates her employment for Good Reason; and (iii) outplacement benefits. The agreements also provide a “tax gross-up” payment if such payment would result in Ms. Click receiving at least 110 percent of the safe harbor amount and, in the event that any payment does not meet the 110 percent threshold, the payments are reduced so that no excise tax is imposed.

In addition, in the event of a Change of Control, (i) amounts deferred under the Company’s deferred compensation plan will be distributed in a lump sum cash payment subject to certain distribution time limits under Section 409A of the Internal Revenue Code; (ii) all options and stock appreciation rights outstanding on that date will become immediately and fully exercisable; (iii) all restrictions on any restricted or phantom stock units will lapse and such shares and units will become fully vested; and (iv) any performance units will be earned and become fully payable.

In conjunction with the Employment Agreement, Ms. Click has entered into an indemnification agreement with the Company effective August 3, 2008 (the “Indemnification Agreement”) providing that the Company will indemnify and advance expenses to Ms. Click in the case of certain claims made against her by virtue of her position with the Company.

A copy of the Company’s press release announcing the appointment of Ms. Click to the position of Senior Vice President-Human Resources is attached hereto as Exhibit 99.1. The above discussion regarding the various agreements is qualified by reference to the agreements filed as exhibits 10.1, 10.2 and 10.3.

To provide for orderly succession in the Senior Vice President-Human Resources duties, the Company has entered into a consulting agreement with Jay Lentz which will commence following his separation from service with the Company and for the period between August 3, 2008 through August 2, 2009. During this period, Mr. Lentz will provide human resources related consulting services to the Company on an as needed basis. Pursuant to the agreement, the Company agreed to pay Mr. Lentz a monthly retainer of $6,000.00 for Services rendered of up to two days per month for the first six months of the Agreement; and (ii) a monthly retainer of $3,000.00 for Services rendered of up to one day per month for the last six months of the Agreement, payable on the 15th of each month. If the Company requests Mr. Lentz to provide additional consulting Services, such Services will be at a daily rate of $3,000. In either case, the Services will not exceed 20% of the average level of services performed by Mr. Lentz over the 36-month period ending on the date of his separation from service with the Company. The Company will also reimburse Mr. Lentz for all reasonable and necessary travel related expenses incurred during the course of providing the Services, including mileage, overnight travel, lodging, meals, long distance telephone calls, or other related expenses in accordance with Collective’ reimbursement policies in effect during the Term of his Agreement.

The above discussion is qualified by reference to Mr. Lentz’s consulting agreement filed as exhibit 10.4.

Item 9.01	Financial Statements and Exhibits.

Exhibits.

EXHIBIT #	DESCRIPTION
10.1	Employment Agreement with Betty J. Click effective as of August 3, 2008
10.2	Change of Control Agreement with Betty J. Click effective as of August 3, 2008
10.3 10.4	Indemnification Agreement effective August 3, 2008 with Betty J. Click Consulting Agreement with Jay A. Lentz made as of July 17, 2008
99.1	Press Release dated July 17, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLECTIVE BRANDS, INC.

Date: July 17, 2008	By:	/s/ Ullrich E. Porzig
Ullrich E. Porzig Senior Vice President Chief Financial Officer and Treasurer

EXHIBIT INDEX

EXHIBIT #	DESCIPTION
10.1	Employment Agreement with Betty J. Click effective as of August 3, 2008
10.2	Change of Control Agreement with Betty J. Click effective as of August 3, 2008
10.3	Indemnification Agreement effective as of August 3, 2008 with Betty J. Click
10.4	Consulting Agreement with Jay A. Lentz made as of July 17, 2008
99.1	Press Release dated July 17, 2008